EXHIBIT 2.2

EXECUTION COPY

BARTON

CONTRIBUTION AGREEMENT

among

BARTON BEERS, LTD.,

DIBLO, S.A. de C.V.,

and

COMPANY

(a Delaware limited liability company to be formed)

Dated: July 17, 2006

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6.4	Receivables	20

ARTICLE VII CONDITIONS TO CLOSING		20

7.1	Company’s Conditions	20
7.2	Barton’s Conditions	20

ARTICLE VIII SURVIVAL AND INDEMNIFICATION		20

8.1	Survival	20
8.2	Indemnification by Barton	21
8.3	Indemnification by the Company	21
8.4	Procedure	21
8.5	Certain Limitations	22
8.6	Exclusive Remedies	23

ARTICLE IX TERMINATION		23

9.1	Termination	23
9.2	Effect of Termination; Procedure Upon Termination	23

ARTICLE X GOVERNING LAW; CHOICE OF FORUM		23

ARTICLE XI		24

MISCELLANEOUS		24

11.1	Notices	24
11.2	Counterparts and Facsimile Signatures	25
11.3	Assignment	25
11.4	Entire Agreement	25
11.5	Severability	25
11.6	Waiver; Amendment	25
11.7	Parties in Interest; No Third Party Rights	25
11.8	Relationship of Parties	26
11.9	Binding Effect	26

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SCHEDULES

1.1A	Brands

1.1B	Equipment

1.1C	Contributed Contracts

1.1D	Retained Assets

2.8	Certain Distributors

4.2	Material Authorizations

4.4	Litigation

4.7	Registered Assigned Intellectual Property

4.10	Liens on Inventory

4.12(a)	Restrictive Contracts

4.12(b)	Consents

6.1	Excluded Matters

6.2	Employee Matters

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BARTON CONTRIBUTION AGREEMENT

This BARTON CONTRIBUTION AGREEMENT (this “Agreement”), dated this 17th day of July, 2006, is by and among Barton Beers, Ltd., a corporation organized under the laws of the State of Maryland (“Barton”), Diblo, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of the Country of Mexico (“Diblo”) and both Barton and Diblo on behalf of a Delaware limited liability company to be formed in the manner provided in the Joint Venture Agreement (as defined below) (the “Company”).

WITNESSETH:

WHEREAS, on even date herewith, Diblo and Barton entered into an Agreement to Establish Joint Venture (the “Joint Venture Agreement”), with the intent to create the Company and provide for the contribution of certain assets by a subsidiary of Diblo pursuant to the Joint Venture Agreement and by Barton pursuant to this Agreement;

WHEREAS, Barton agrees to contribute certain assets to the Company in exchange for a membership interest in the Company and, thereafter, Diblo agrees to cause a subsidiary of Diblo to contribute cash to the Company in exchange for a membership interest in the Company (each an “Initial Capital Contribution”);

WHEREAS, as and for its Initial Capital Contribution, Barton desires to contribute and transfer substantially all of its assets (including, without limitation, all Authorizations (as defined below) to the extent same are transferable) relating exclusively to importing, marketing and selling Beer under the Brands, including, without limitation, pursuant to the West Coast Importation Rights and certain other rights (collectively, the “Business”); and

WHEREAS, the parties hereto intend such contribution and transfer to qualify as a contribution to a partnership under Section 721 of the Code;

NOW, THEREFORE, in consideration of the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Capitalized terms used in this Agreement shall have the following meanings:

“Accounts Receivable” has the meaning assigned to such term in subsection (ii) of the definition of Contributed Assets.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls or is controlled by that Person, or is under common control with that Person. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Barton Contribution Agreement, the exhibits, and schedules hereto, and the Conveyance Instruments.

“Alcoholic Beverage Authorities” means the United States Alcohol and Tobacco Tax and Trade Bureau, as well as the applicable state and other Governmental Authorities relating to the alcoholic beverage business.

“Assigned Intellectual Property” means all Intellectual Property of Barton that is used, held for use or intended to be used principally in the operation or conduct of the Business, but excluding the Retained Assets.

“Authorization” means any license, membership, approval, variance or permit, consent, order, decree, notification, declaration, registration, filing, certificate or other authorization, domestic or foreign.

“Barton” has the meaning assigned to such term in the recitals hereto.

“Basket” has the meaning assigned to such term in Section 8.5(a).

“Beer” means beer, ale, porter, stout, malt beverages, and any other versions or combinations of the foregoing, including, without limitation, non-alcoholic versions of any of the foregoing.

“Benefit Plan” means any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other similar plan, arrangement, payroll practice, agreement or understanding (whether or not written or legally binding and whether or not subject to ERISA).

“Brands” means the trademarks, trade names or brand names set forth on Schedule 1.1A and any name or mark similar thereto or any variation thereof.

“Business” has the meaning assigned to such term in the recitals to this Agreement.

“Claim” means any action, suit, investigation, proceeding, demand, assessment, arbitration, audit by a Governmental Authority, judgment or claim.

“Closing” has the meaning assigned to such term in the Joint Venture Agreement.

“Closing Barton Balance Sheet” has the meaning assigned to such term in the Joint Venture Agreement.

“Closing Date” has the meaning assigned to such term in the Joint Venture Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning assigned to such term in the recitals to this Agreement.

“Contracts” means agreements, contracts, leases, purchase orders, commitments, and licenses, including, without limitation, contracts with producers, suppliers, sales representatives, distributors, agents, licensors and licensees.

“Contributed Assets” means, wherever located, all of the assets, properties, rights, and goodwill of the Business described below, but excluding the Retained Assets:

(i) cash in the amount set forth on the Closing Barton Balance Sheet;

(ii) all trade accounts and notes receivables and other miscellaneous receivables set forth in the Closing Barton Balance Sheet (collectively, “Accounts Receivable”);

(iii) (A) all inventory of Beer to be sold under the Brands reflected on the Closing Barton Balance Sheet, and (B) retail sales merchandise and other supplies reflected on the Closing Barton Balance Sheet (collectively, “Inventory”);

(iv) all equipment, furniture and fixtures, computer equipment and software, vehicles, tools, appliances and other tangible personal property reflected on Schedule 1.1B (the “Equipment”);

(v) (A) to the extent their transfer is permitted by applicable Law, all Authorizations (including an issued by any Governmental Authority, for example, without limitation, liquor licenses or permits) used principally to conduct, or useful exclusively in the conduct of, the Business, and all applications therefor, (B) all of the advertising campaigns and layouts, designs for point of sale materials (including any artwork, the copyrights therein and the goodwill associated therewith) used principally in the Business, (C) all Assigned Intellectual Property, and (D) customer and vendor lists and records related to the Business (collectively, the “Intangibles”);

(vi) the Contracts set forth on Schedule 1.1C (collectively, the “Contributed Contracts”);

(vii) all prepaid expenses, credits, security deposits, and advance payments reflected on the Closing Barton Balance Sheet (the “Prepaid Expenses”);

(viii) all prepaid state, provincial and local real and personal property taxes that are imposed directly with respect to any of the Contributed Assets to the extent such taxes relate to any period on or after the Closing and are reflected on the Closing Barton Balance Sheet (subject to Section 3.4) (the “Prepaid Taxes”); and

(ix) the goodwill associated with the Business and the foregoing assets.

“Contributed Contracts” has the meaning assigned to such term subsection (vi) of the definition of Contributed Assets.

“Contributed Liabilities” means debts, liabilities or obligations of Barton arising under the Contributed Contracts on or after the Closing Date, debts, liabilities or obligations related to severance pay and accrued but unpaid vacation and sick leave, if any, of the Transferred Employees, and the debts, liabilities or obligations set forth on the Closing Barton Balance Sheet.

“Conveyance Instruments” has the meaning assigned to such term in Section 3.1.

“Diblo” has the meaning assigned to such term in the recitals hereto.

“Employees of the Business” has the meaning assigned to such term in Section 6.2.

“Environmental Laws” means any and all ordinances, rules, regulations, judgments and permits applicable to Barton or its properties or assets issued, promulgated or entered into by any Governmental Authority, relating to the environment, preservation or reclamation of natural resources, or to the management, Release or threatened Release of Hazardous Materials, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq. (“CERCLA”), the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq., the Clean Air Act of 1970, as amended, 42 U.S.C. §§ 7401 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601 et seq., the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. §§ 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq., and any similar or implementing state or local law, and all amendments or regulations promulgated thereunder.

“Equipment” has the meaning assigned to such term in subsection (iv) of the definition of Contributed Assets.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is treated with a Person as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Excluded Contracts” means any and all Contracts to which Barton is a party not listed on Schedule 1.1C.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Governmental Authority” means any domestic or foreign federal, national, state, provincial, municipal or local government, administrative or legislative body, governmental or regulatory agency or authority, bureau, commission, court, department or other instrumentality or other governmental entity of any country.

“Hazardous Materials” means all explosive or regulated radioactive materials or substances, hazardous or toxic substances, wastes or chemicals, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos containing materials, and all other materials or chemicals regulated pursuant to any Environmental Law, including materials listed in 49 C.F.R. § 172.101 and materials defined as hazardous pursuant to Section 101(14) of CERCLA.

“Initial Capital Contribution” has the meaning assigned to such term in the recitals hereto.

“Intangibles” has the meaning assigned to such term in subsection (v) of the definition of Contributed Assets.

“Intellectual Property” means all patents (including all reissues, divisions, continuations and extensions thereof), patent applications, patent rights, trademarks, trademark registrations, trademark applications, servicemarks, trade names, business names, brand names, copyrights, copyright registrations, designs, design registrations, and all rights to any of the foregoing.

“Inventory” has the meaning assigned to such term in subsection (iii) of the definition of Contributed Assets.

“Joint Venture Agreement” has the meaning assigned to such term in the recitals hereto.

“Knowledge” means the actual knowledge of the relevant party or parties. In the case of Barton, Knowledge shall mean the actual knowledge of the executive officers and the members of the Board of Directors of Barton.

“Law” means any law, statute, order, ordinance, code, governmental rule or regulation, requirement, specification, directive, policy, decree or judgment, whether federal, state, local or municipal, domestic or foreign.

“Lien” means any mortgage, pledge, lien, security interest, conditional or installment sale agreement, encumbrance, charge or other claim of a third party of any kind.

“Limited Liability Company Agreement” means the Limited Liability Company Agreement of the Company in the form attached to the Joint Venture Agreement.

“Litigation Expense” means any expense incurred in connection with investigating, defending or asserting any Claim indemnified against under this Agreement, including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel (whether incurred in any action or proceeding between the parties to this Agreement or between any party to this Agreement and any third party), investigators, expert witnesses, accountants and other professionals.

“Loss” means any loss, obligation, liability, settlement payment, award, judgment, fine, penalty, interest charge, expense, damage or deficiency or other charge, other than a Litigation Expense.

“Membership Interest” means the “Barton Membership Interest” (as defined in the Limited Liability Company Agreement), which interest represents a “Percentage Interest” (as defined in the Limited Liability Company Agreement) equal to fifty percent (50%).

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA.

“Permitted Liens” means any of the following:

(a) warehousemen’s and carrier’s Liens imposed by applicable law securing obligations incurred in the ordinary course of business which are not more than thirty (30) days past due; and

(b) statutory liens under workers’ compensation, unemployment insurance, social security or similar legislation.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, a company with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal representative, regulatory body or agency, government or governmental agency, authority or entity, however designated or constituted.

“Plans” means the Pension Plans, Welfare Plans and other Benefit Plans of Barton or any ERISA Affiliate of Barton.

“Prepaid Expenses” has that meaning assigned to such term in subsection (viii) of the definition of Contributed Assets.

“Prepaid Taxes” has the meaning assigned to such term in subsection (ix) of the definition of Contributed Assets.

“Related Agreements” has the meaning assigned to such term in the Joint Venture Agreement.

“Release” means any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, emanation or migration of any Hazardous Materials in, into, onto, or through the environment (including ambient air, surface water, ground water, soils, land surface, subsurface strata or workplace).

“Retained Assets” means (i) originals of Barton’s books and records, (ii) all Excluded Contracts, and (iii) the Intellectual Property and other assets set forth on Schedule 1.1D.

“Retained Liabilities” has the meaning assigned to such term in Section 2.4.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Survival Period” has the meaning assigned to such term in Section 8.1.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges in the nature thereof (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges, but excluding any excise, transfer, sales, use, documentary, filing, recording and other similar taxes imposed by any taxing authority applicable to, imposed upon or arising out of the contribution of the Contributed Assets and the other transactions contemplated by this Agreement.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax and all federal, state, local and foreign returns, reports and similar statements.

“Territory” means the fifty states of the United States of America, the District of Columbia and Guam.

“Transition Period” has the meaning assigned to such term in the Joint Venture Agreement.

“Transferred Employee” has the meaning assigned to such term in Section 6.2.

“Welfare Plan” means any “employee welfare benefit plan” as defined in Section 3(1) of ERISA.

“West Coast Importation Rights” has the meaning assigned to such term in the Joint Venture Agreement.

1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article”, “Section”, “Schedule” or “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of this Agreement, unless otherwise specifically stated; (v) the words “include” or “including” shall mean “include, without limitation” or “including, without limitation;” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) References to statutes shall include all regulations promulgated thereunder and, except to the extent specifically provided below, references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. This Agreement is the joint drafting product of the parties hereto and each provision has been subject to negotiation and agreement and shall not be construed for or against any party as drafter thereof.

(e) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(f) All amounts in this Agreement are stated and shall be paid in United States dollars.

ARTICLE II

CONTRIBUTION OF ASSETS BY BARTON

2.1 Contribution of Assets. Subject to the terms and conditions of this Agreement and of the Joint Venture Agreement, at the Closing, Barton shall contribute, transfer, convey and assign to the Company all of Barton’s right, title, and interest as of the Closing in, to, and under the Contributed Assets.

2.2 Retained Assets. Notwithstanding anything herein to the contrary, Barton shall not contribute, transfer, convey, assign or deliver to the Company, and the Company shall not obtain any right, title or interest in or to, the Retained Assets.

2.3 Contribution of Liabilities. Subject to the terms and conditions of the Related Agreements, at the Closing, Barton shall assign to the Company and the Company shall assume and agree to pay, perform, discharge, or fulfill when due all of the Contributed Liabilities.

2.4 Retained Liabilities. Notwithstanding any provision of this Agreement to the contrary, the Company only assumes the Contributed Liabilities and does not assume any other liability or obligation of Barton (or of any predecessor owner of all or part of the Business or the Contributed Assets) of whatever nature, whether presently in existence or arising hereafter, and all such other liabilities and obligations are retained by and remain liabilities and obligations of Barton (collectively, the “Retained Liabilities”). For avoidance of doubt, the Retained Liabilities include the following:

(a) any debts, claims, liabilities or obligations relating to or arising out of the Business or the Contributed Assets prior to the Closing, including any actions, disputes, proceeding or investigations arising from events occurring prior to the Closing, other than those set forth on the Closing Barton Balance Sheet;

(b) all debts, claims, liabilities or obligations for any Tax arising from or with respect to the Contributed Assets or the operations or conduct of the Business on or prior to the Closing Date;

(c) all debts, claims, liabilities or obligations specifically arising out of or relating to any of the Retained Assets, including all debts, claims, liabilities and obligations under the Excluded Contracts or arising out of the termination of or failure to renew any Excluded Contracts;

(d) all debts, claims, liabilities or obligations of Barton to any of its employees, officers or directors, including (i) any such liabilities under employment agreements or arrangements between Barton and any such Person, except to the extent such agreement or arrangement is a Contributed Contract set forth on Schedule 1.1C, and (ii) any such liabilities relating to the cessation of employment of any such Persons with Barton or any such Persons becoming Transferred Employees pursuant to Section 6.2, in each case, other than debts, claims, liabilities or obligations related to accrued but unpaid vacation and sick leave of the Transferred Employees as of the Closing Date;

(e) all debts, claims, liabilities or obligations arising out of Contracts other than the Contributed Liabilities; and

(f) all indebtedness, trade accounts payable and other payables of Barton, other than those set forth on the Closing Barton Balance Sheet, including those of the Business arising prior to the Closing.

2.5 Non-Assignable Agreements and Rights.

(a) To the extent any Contributed Contract or any Authorization is not capable of being assigned, transferred, subleased or sublicensed without the consent or waiver of the issuer thereof or a party thereto or any third party, including a Governmental Authority, or if such assignment, transfer, sublease or sublicense or attempt to assign, transfer, sublease or sublicense would constitute a breach thereof or a violation of any Law, this Agreement shall not constitute an assignment, transfer, sublease or sublicense thereof, or an attempted assignment, transfer, sublease or sublicense thereof.

(b) Each of the parties hereto agrees to use commercially reasonable efforts to obtain the consents and waivers referred to in Section 2.5(a) hereof and to obtain any other consents and waivers necessary to assign, convey, settle, deliver and transfer the Contributed Assets. Barton shall pay all costs and expenses associated with obtaining such consents and waivers.

(c) If any of the consents or waivers referred to in Section 2.5(a) are not obtained on or prior to the Closing, (i) the obligations of Barton under Section 2.1 to contribute any such Contributed Assets shall be waived until such consent or waiver is obtained, (ii) Barton and the Company will, at the Company’s expense, cooperate in a mutually agreeable arrangement under which the Company will obtain the rights and benefits of and bear the obligations and liabilities under the applicable Contributed Assets, and (iii) Barton shall continue to use commercially reasonable efforts to attempt to obtain such consents or waivers.

2.6 Issuance of Membership Interest. In consideration of the contribution and transfer of the Contributed Assets and Contributed Liabilities by Barton to the Company, at the Closing, Company shall issue to Barton the Membership Interest.

2.7 Transfer Taxes. Any excise, transfer, sales, use, documentary, filing, recording and other similar taxes imposed by any taxing authority applicable to, imposed upon or arising out of the contribution of the Contributed Assets and the other transactions contemplated by this Agreement shall be paid by the Company.

2.8 Distributor Agreements. On or prior to the Closing, Barton shall transfer to the Company all contracts and agreements with distributors of the Brands in the Territory, including all rights and interests thereunder, other than those contracts and agreements set forth on Schedule 2.8. The Company shall bear the obligation for any costs, fees or expenses Barton may incur as a result of the transfer or termination of any contracts or agreements pursuant to this Section 2.8.

ARTICLE III

CONVEYANCE DOCUMENTS; PRORATIONS; ADJUSTMENTS

3.1 Documents of Conveyance. At the Closing, Barton shall deliver to the Company and the Company shall deliver to Barton, as the case may be, the following, to the extent the same are applicable to the transfer of the Contributed Assets to the Company and the assumption by the Company of the Contributed Liabilities (the “Conveyance Instruments”):

(a) a bill of sale and assignment conveying the Contributed Assets duly executed by Barton in favor of the Company, in a form reasonably satisfactory to Diblo, Barton and the Company;

(b) trademark assignments duly executed by Barton in favor of the Company, in a form reasonably satisfactory to Diblo, Barton and the Company;

(c) such other assignments and instruments of transfer as may be necessary or desirable to transfer the Contributed Assets to the Company consistent with the terms of this Agreement, duly executed by Barton in favor of the Company and in a form reasonably satisfactory to Diblo, Barton and the Company;

(d) an assumption agreement duly executed by the Company pursuant to which the Company assumes the Contributed Liabilities, in a form reasonably satisfactory to Barton;

(e) the tangible assets included in the Contributed Assets; and

(f) a certificate executed by an officer of Barton dated the Closing Date and certifying that (i) Barton’s representations and warranties contained in Article IV are true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on such date, except for representations and warranties which speak as of a specific date or time other than the Closing Date which need only be true and correct in all material respects as of such date or time, and (ii) the covenants and agreements of Barton to be performed on or prior to the Closing Date in accordance with this Agreement have been performed in all material respects.

3.2 Reasonable Efforts. Subject to the terms and conditions of this Agreement, the Company, Diblo and Barton will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. The Company, Diblo and Barton agree to execute and deliver such other documents, certificates, agreements, assignments, transfer instruments, notices and other writings and to take such other commercially reasonable actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in the Company good title to the Contributed Assets.

3.3 Bulk Sales. Barton and the Company each hereby waives compliance by Barton with any applicable provisions of the “bulk sales,” “bulk transfer” or similar laws of any state.

3.4 Certain Expenses and Prepaid Items. With respect to (i) state, provincial and local real and personal property taxes imposed or to be imposed on the Contributed Assets, and (ii) any prepaid freight imposed or to be imposed on the Contributed Assets, (a) in the case of item (i), for the period commencing before and ending after the Closing Date, the Company and Barton shall make such arrangements in good faith as may be necessary to prorate such expenses so that Barton will bear such expenses to the extent they relate to the period prior to the Closing Date, and the Company will bear such expenses to the extent they relate to the period from and after the Closing Date, and (b) in the case of item (ii), for the period commencing before and ending on the Closing Date, the Company and Barton shall make such arrangements in good faith as may be necessary to ensure the Company shall reimburse Barton for any such prepaid freight as of the Closing Date. Such arrangements will include a net payment from the Company to Barton or vice versa on, or as soon as practicable following, the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BARTON

Barton represents and warrants to Diblo and the Company as follows:

4.1 Due Organization, Qualification.

(a) Organization/Qualification. Barton is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction where the conduct of the Business or the ownership of its properties so requires if the failure to so qualify would have a material adverse effect on the Business or the Contributed Assets.

(b) Authority of Barton. Barton has the full corporate power and authority to execute, deliver and perform this Agreement and to carry out its obligations hereunder and otherwise to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Barton and no other proceedings, approvals or consents on the part of Barton’s Board of Directors or stockholders are necessary to authorize this Agreement or to consummate and perform the transactions contemplated hereby. This Agreement is a legal, valid and binding obligation of Barton, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, reorganization, insolvency or similar laws and subject to general principles of equity.

4.2 Authorizations. Except as required by the Alcoholic Beverage Authorities with respect to the Company, there are no Authorizations of any Governmental Authority or other Person which are materially necessary for the performance by Barton of this Agreement or the consummation by Barton of the transactions contemplated hereby that have not been obtained by Barton prior to the date hereof. All material Authorizations (other than those required by the Alcoholic Beverage Authorities), including any material Authorizations which have been obtained prior to the date hereof, necessary to operate the Business in a manner consistent with operation prior to the Closing Date are listed on Schedule 4.2.

4.3 No Breach. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provision of the organizational documents of Barton. Neither the execution and delivery of this Agreement by Barton nor the consummation of the transactions contemplated hereby will:

(a) with respect to the Contributed Contracts, require any payment or the incurring of any obligation (other than the Contributed Liabilities) or result in a loss of rights or default, with or without notice or lapse of time, under the terms, conditions or provisions of any such Contributed Contracts, except for any default which arises as a result of the failure of Barton to obtain any required consent to the assignment of any Contributed Contracts;

(b) violate any Law or Authorization applicable to Barton or the Business; or

(c) result in the creation or imposition of any Lien (whether on sale, transfer, disposition or otherwise), whether imposed by agreement, Law, equity or otherwise, on any of the Contributed Assets.

4.4 Litigation. Except as set forth on Schedule 4.4, there is no (i) suit, action, litigation or other similar proceeding pending, as to which Barton has been served or received written notification, or, to Barton’s Knowledge, threatened against Barton, affecting the Contributed Assets or the operations of the Business which if adversely determined would have a material adverse effect on the Business or the Contributed Assets or (ii) order, judgment or decree to which Barton or the Contributed Assets or operations of the Business is subject, as to which Barton has been served or received notice.

4.5 Compliance With Laws.

(a) Barton is in compliance with all Laws applicable to the Business and the ownership and operation of the Contributed Assets, including all Laws related to the employment of the Employees of the Business and maintenance of any Plans except where the failure to so comply would not have a material adverse effect on the Business or the Contributed Assets. Barton has provided the Company with true, correct and complete copies of all material Authorizations under which Barton operates the Contributed Assets or the Business, which Authorizations also represent all such Authorizations that are necessary for the ownership and use of the Contributed Assets as used by Barton or the operation of the Business. Each of such Authorizations is valid and existing under all applicable Laws and is in full force and effect.

Barton is not in breach of or default under, nor has any event occurred that (immediately or upon the giving of notice or the passage of time or both) would constitute a material default by Barton under, any of such Authorizations.

(b) (i) During the past three (3) years, Barton has not received any written or oral communication from any person that alleges that the Business is not in compliance in any material respect with any Environmental Law, (ii) Barton holds, and is in compliance with, all material permits required to conduct the Business under the Environmental Laws and is in compliance with all Environmental Laws, (iii) Barton has no knowledge of any environmental reports, audits, data and other information that disclose material environmental liabilities that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Contributed Assets or the Business and (iv) in connection with the conduct of the Business, Barton has not entered into or agreed to any court decree or order and is not subject to any judgment relating to compliance with any Environmental Law or to investigation or cleanup of Hazardous Materials under any Environmental Law.

4.6 Assets of the Company. The Contributed Assets constitute all of the rights, interests, and property used by Barton principally in the operation of the Business as conducted on the Closing Date, other than the Retained Assets. The Contributed Assets, together with the services and office space to be provided pursuant to the Administrative Service Agreement, are sufficient to conduct the Business in substantially the same manner in which the Business was conducted prior to the Closing Date.

4.7 Intellectual Property. Schedule 4.7 sets forth a true and complete list of all Assigned Intellectual Property, owned, filed by or licensed to Barton and used principally in the operation or conduct of the Business, other than Intellectual Property that, individually and in the aggregate, is not material to the conduct of the Business as presently conducted or is a Retained Asset. With respect to all Assigned Intellectual Property owned by Barton that is registered or subject to an application for registration, Schedule 4.7 sets forth a list of all jurisdictions in which such Assigned Intellectual Property is registered or registrations applied for and all registration and application numbers. Except as set forth in Schedule 4.7, Barton is the owner or licensee of, and the Company will have the right to use all the Assigned Intellectual Property and the consummation of all transactions contemplated hereby does not and will not conflict with, alter or impair any such rights, subject in the case of licensed Assigned Intellectual Property to the terms of the related license.

4.8 Title to Assets. Authorizations.

(a) Title to Assets. Barton has good and marketable title to, or in the case of any leased or licensed assets, a valid leasehold interest or license in, all of the Contributed Assets, free and clear of all Liens other than Permitted Liens

(b) Authorizations. All material Authorizations of Barton necessary for Barton to carry out the Business are in full force and effect and will be renewed, if necessary, during the Transition Period.

4.9 Tangible Personal Property. All of the tangible personal property included in the Contributed Assets is in good operating condition and repair, except for ordinary wear and tear.

4.10 Inventory. Except as set forth on Schedule 4.10, all of the Inventory is owned by Barton free and clear of all Liens other than Permitted Liens and consists of items of a quality usable and salable in the ordinary course of business consistent with past practices of the Business, and are, or as of the Closing will be, in quantities sufficient for the normal operation of the Business consistent with past practice.

4.11 Accounts Receivable. All Accounts Receivable arise from bona fide transactions in the ordinary course of the Business. Barton has no Knowledge of any dispute as to the validity or collectability of any Accounts Receivable. All the Accounts Receivable are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts reflected on the Closing Barton Balance Sheet. Since the date of the Closing Barton Balance Sheet, there have not been any write-offs as uncollectible of any receivables, except for write-offs in the ordinary course of the Business and consistent with past practice. None of the Accounts Receivable have been pledged or assigned to any Person or are subject to any Lien or right of set-off.

4.12 Contracts; No Default.

(a) Except as set forth on Schedule 4.12(a), Barton is not a party to any Contract that (i) imposes, or will impose any Lien on any of the Contributed Assets, or (ii) would prevent or threaten the consummation of the transactions contemplated by this Agreement or (iii) imposes any restrictions on the territories where the Business may be conducted or (iv) has a covenant not to compete (other than pursuant to any radius restriction contained in any lease, reciprocal easement or development, construction, operating or similar agreement) or other covenant restricting the development, manufacture, marketing or distribution of the products and services of Barton or that materially limits the conduct of the Business as presently conducted.

(b) Complete and accurate copies of all material Contributed Contracts have been delivered to or made available to the Company prior to the execution and delivery of this Agreement. All Contributed Contracts to which Barton is a party or by which the Contributed Assets are bound are valid and enforceable in accordance with their respective terms. Barton is not in default in the performance of any of its obligations under any Contributed Contract and, to Barton’s Knowledge, no event (whether with or without notice, lapse of time, or both, or the happening or the occurrence of any other event) that would constitute such a default by Barton under any Contributed Contract has occurred except where such default would not have a material adverse effect on the Contributed Assets or the Business. To the Knowledge of Barton, no other party to any Contributed Contracts has any counterclaim, offset or defense with respect thereto. Except as set forth on Schedule 4.12(b), all material Contributed Contracts are assignable to the Company, without any notice, consent or other conditions.

4.13 Taxes.

(a) Barton has duly and timely filed all Tax Returns required to be filed by or on behalf of it pursuant to any applicable federal, state, local or foreign Tax Laws for all years and periods for which such Tax Returns have become due, except where failure to file such Tax Return would not have a material adverse effect on the Contributed Assets or the ability of the parties to consummate transactions contemplated by this Agreement. All such Tax Returns were correct and complete in all respects as filed.

(b) All Taxes owed by Barton or required to have been withheld or collected by or on behalf of Barton and paid to a taxing authority have been paid to the appropriate taxing authority, or if they are not yet required to be paid to the appropriate taxing authority, have been set aside in accounts for such purpose or have been reserved on the books of account of Barton, and all estimated Taxes required to be paid by or on behalf of Barton under the Code or any provision of any state, local or foreign Tax Law before the Closing Date for the current taxable year of Barton have been paid.

(c) No asset of Barton is required to be treated as owned by any other Person pursuant to the “safe harbor” leasing provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as in effect before the repeal thereof. No agreement or consent pursuant to Section 341(f) of the Code has ever been made with respect to any asset of Barton.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Barton as of the Closing Date as follows:

5.1 Due Organization. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2 Power and Authority. The Company has the full company power and authority to carry on its business as now being conducted, and the authority to execute, deliver and perform this Agreement and to carry out its obligations hereunder and otherwise to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company. This Agreement is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, reorganization, insolvency or similar laws and subject to general principles of equity.

5.3 Consents. Except as required by the Alcoholic Beverage Authorities, there are no Authorizations of any Governmental Authority or third party required by the Company in connection with the execution, delivery or performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby.

ARTICLE VI

COVENANTS

6.1 Covenants of Barton Relating to Conduct of Business

(a) Except for matters set forth in Schedule 6.1 or otherwise expressly permitted or required by the terms of this Agreement or any Related Agreements, from the date of this Agreement to earlier of the Closing or termination of this Agreement Barton shall conduct the Business in the usual, regular and ordinary course in substantially the same manner as previously conducted, and use all reasonable efforts to keep intact the Business, keep available the services of the current employees of the Business and preserve the relationships of the Business with customers, suppliers, licensors, licensees, distributors and others with whom the Business deals to the end that the Business shall be unimpaired at the Closing. Until the earlier of the Closing or the termination of this Agreement, Barton shall not take any action that would, or that could reasonably be expected to, result in any of the conditions to Closing set forth in Article VII not being satisfied.

(b) Advise of Changes. Barton shall promptly advise Diblo in writing of the occurrence of any matter or event that is material to the Business or the Contributed Assets.

(c) Affirmative Covenants. Until the earlier of Closing or termination of this Agreement, Barton shall:

(i) maintain the Contributed Assets in the ordinary course of business in good operating order and condition, reasonable wear and tear excepted;

(ii) upon any damage, destruction or loss to any material Contributed Asset, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of such Contributed Asset before such event or, if required, to such other (better) condition as may be required by Law; and

(iii) maintain its level and quality of Inventory and supplies, raw materials and spare parts in the ordinary course in a manner consistent with its practices in place as of the date hereof, except as contemplated by the Joint Venture Agreement.

(d) Consultation. In connection with the continuing operation of the Business between the date of this Agreement and the earlier of the Closing or termination of this Agreement, Barton shall use reasonable efforts to consult in good faith on a regular and frequent basis with the representatives for Diblo to report material operational developments and the general status of ongoing operations pursuant to procedures reasonably requested by Diblo or such representatives. Barton acknowledges that any such consultation shall not constitute a waiver by Diblo on behalf of the Company of any rights it may have under this Agreement, and that neither Diblo nor the Company shall have any liability or responsibility for any actions of Barton or any of its officers or directors with respect to matters that are the subject of such consultations unless Diblo on behalf of the Company expressly consents to such action in writing.

6.2 Employee Matters.

(a) From the date of this Agreement until the earlier of the Closing or termination of this Agreement, Barton shall afford to the parties, their counsel, and other authorized representatives reasonable access to each and every employee set forth on Schedule 6.2 (each an “Employee of the Business”), and the employment records thereof, for the purpose of the Company’s preparation for extension of offers of employment to the Employees of the Business. The Company shall extend offers of employment to all Employees of the Business, which offers will be made at or prior to the Closing. Any Employee of the Business who is offered and accepts employment with the Company on the Closing Date is herein referred to as a “Transferred Employee”.

(b) The Company shall compensate Transferred Employees at wages and salaries no less favorable than those set forth on Schedule 6.2, shall provide Transferred Employees with other employee benefits that are the same or substantially similar to those that are offered by Barton as of the Closing Date, and shall give each Transferred Employee past service credit under the Company’s compensation and benefit plans and arrangements for service with Barton prior to the Closing Date as if such service had been with the Company; provided that such credit for past service with Barton shall be solely for purposes of vesting and eligibility, but not benefit accrual.

6.3 Amendment. From the date of this Agreement until the earlier of the Closing or termination of this Agreement, Barton shall not amend any Contributed Contract in any material respect without the prior written consent of Diblo on behalf of the Company, excluding renewals and extensions in the ordinary course of business and price increases consistent with past practices in connection therewith.

6.4 Receivables. Barton agrees that if, at any time after the Closing, it receives any checks, drafts or other instruments for the payment of money with respect to any Accounts Receivable or other Contributed Assets it will promptly deliver them to the Company. The Company is authorized to endorse, assign and/or deliver in its name or Barton’s name any and all checks, drafts and other instruments relating to any Accounts Receivable or other Contributed Assets. Barton hereby guarantees collection of the Accounts Receivable in the ordinary course of business, net of applicable reserves for doubtful accounts reflected on the Closing Barton Balance Sheet.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Company’s Conditions. The obligation of the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or before the Closing, of each of the conditions set forth in Section 9.1(b) of the Joint Venture Agreement, unless waived in writing by Diblo on behalf of the Company.

7.2 Barton’s Conditions. The obligation of Barton to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or before the Closing, of each of the conditions set forth in Section 9.1(a) of the Joint Venture Agreement, unless waived in writing by Barton.

ARTICLE VIII

SURVIVAL AND INDEMNIFICATION

8.1 Survival. The respective representations and warranties of Barton and the Company contained in this Agreement, the Conveyance Instruments or in any certificate,

document or other writing delivered pursuant hereto shall not be deemed waived or otherwise affected by any investigation made by the other party hereto, and shall survive for a period of twenty-four (24) months after the Closing Date except that the representations and warranties in Sections 4.1, 4.7, 4.12 and 4.13 shall survive without limitation (the “Survival Period”). The covenants and agreements of the parties contained in this Agreement, the Conveyance Instruments and any other certificates, documents or writings executed and delivered by Barton shall survive until fully performed in accordance with their terms.

8.2 Indemnification by Barton. To the extent and in the manner herein provided, Barton shall indemnify and hold harmless Diblo, the Company and their respective officers, directors, employees, agents and representatives from and against any and all Losses and Litigation Expenses, which any of them may suffer or incur as a result of or arising from any of the following: (a) the failure of any representation or warranty by Barton in this Agreement or in any Conveyance Instrument to be true and correct on the date hereof and on the Closing Date, except to the extent that any such representation or warranty refers specifically to a date other than the Closing Date, in which case, failure of such representation or warranty to be true and correct as of such date, (b) the failure of Barton to perform any of its covenants or agreements set forth in this Agreement or in any Conveyance Instrument, or (c) arising out of any Retained Liabilities.

8.3 Indemnification by the Company. To the extent and in the manner herein provided, the Company shall indemnify and hold harmless Barton and its officers, directors, employees, agents and representatives from and against any and all Losses and Litigation Expenses, which any of them may suffer or incur as a result of or arising from any of the following: (a) breach of any representation or warranty by the Company in this Agreement, (b) the failure of the Company to perform any of its covenants or agreements set forth in this Agreement, (c) the Contributed Liabilities, and (d) the Company’s ownership, use and operation of the Contributed Assets.

8.4 Procedure

(a) Promptly after acquiring knowledge of any Loss or Claim, the Person seeking indemnity (the “Indemnitee”) shall give written notice thereof to the party from whom indemnity is sought (the “Indemnitor”).

(b) Promptly after acquiring knowledge of any Loss or Claim, the Indemnitee shall give written notice thereof to the Indemnitor, provided, however, that the failure to so notify the Indemnitor will not relieve the Indemnitor from its indemnification obligations in this Article VIII unless and then only to the extent the Indemnitor did not otherwise learn of such Loss or Claim and such failure results in the forfeiture by the Indemnitor of substantial rights and defenses. The Indemnitor shall have the right, at its expense, to defend, contest or compromise such Claim through counsel of its choice (unless such Indemnitor is relieved of its liability hereunder with respect to such Claim, Loss and Litigation Expense by the Indemnitee) and shall not then be liable for fees or expenses of the Indemnitee’s attorneys (unless the Indemnitor and Indemnitee are both parties to the action and there exists a conflict of interest between the Indemnitor and the Indemnitee, in which event the Indemnitor shall be responsible for the reasonable fees and expenses of one additional firm), and the Indemnitee and the Indemnitor shall provide to each other all necessary and reasonable cooperation in said defense including, but not limited to, the services of employees who are familiar with the transactions out of which such Claim or Loss may have arisen. In the event that the Indemnitor shall undertake to compromise or defend any Claim, it shall promptly notify the Indemnitee of its intention to do so. In the event that the Indemnitor fails to take timely action to defend the same, the Indemnitee shall have the right to defend the same by counsel of its own choosing but at the cost and expense of the Indemnitor. No settlement of a Claim by Indemnitee shall be effected without the consent of the Indemnitor, which shall not be unreasonably withheld or delayed, unless Indemnitee waives any right to indemnification therefor. The Indemnitor may, with the consent of the Indemnitee, which shall not be unreasonably withheld, settle or compromise any action or consent to the entry of any judgment which (i) includes, without limitation, the unconditional release by the Person asserting the Claim and any related claimants of Indemnitee from all liability with respect to such Claim in form and substance reasonably satisfactory to Indemnitee, and (ii) would not adversely affect the right of Indemnitee to own, hold, use and operate its respective assets and businesses.

8.5 Certain Limitations. Notwithstanding anything contained in this Article VIII to the contrary:

(a) Indemnitor shall not have any liability under Section 8.2(a) or Section 8.3(a) above (as the case may be) unless the aggregate of all Losses and Litigation Expenses relating thereto for which Indemnitor would, but for this proviso, be liable exceeds $1,200,000 (the “Basket”) on a cumulative basis and then only to the extent of any such excess; and the aggregate liability of an Indemnitor pursuant to Section 8.2(a) or Section 8.3(a) above (as the case may be) shall in no event exceed an amount equal to the amount finally set forth on Schedule A to the Limited Liability Company Agreement as the “Value of the Initial Capital Contribution” of Barton. For purposes of calculating the Basket, Losses and Litigation Expenses shall be determined without regard to any qualification of any representation or warranty in any respect by knowledge, materiality or material adverse effect.

(b) The amount of indemnifiable Losses and Litigation Expenses incurred by Indemnitee under this Article VIII, shall be (a) reduced by any insurance proceeds actually received by the Indemnitee with respect to the Loss or Litigation Expense for which indemnification may be sought, net of retrospective premium adjustments and similar charges, and (b) reduced by any amounts actually recovered from any third parties, by way of indemnification or otherwise, with respect to the Loss or Litigation Expense for which indemnification may be sought, in each case net of expenses incurred by the Indemnitor in collecting such proceeds or amounts. In the event an insurance or other claim by an Indemnitee against a third party is pending at the time indemnification is sought from an Indemnitor, no reduction shall be made to the amount payable by the Indemnitor but, as and when any insurance or third-party proceeds are received by the Indemnitee, the indemnifiable Losses or Litigation Expenses shall be adjusted to reflect the receipt of such proceeds and the Indemnitee shall promptly refund to the Indemnitor any excess of the indemnification payment theretofore made over the adjusted amount payable.

(c) The liability of an Indemnitor under this Article VIII shall be reduced by the net amount of any tax benefits actually realized by the Indemnitee or its shareholders to the extent the claim for which indemnification is sought gives rise to a deductible loss or expense. In the event tax benefits have not been actually realized (through a refund of or deduction or credit against taxes payable), or the net tax benefit cannot finally be determined, at the time indemnification is sought from an Indemnitor, no reduction shall be made to the amount payable by the Indemnitor but, as and when the tax benefits are actually realized and the net amount thereof finally determined, the indemnifiable Litigation Expenses and Losses shall be adjusted to reflect the net tax benefits realized and the Indemnitee shall promptly refund to the Indemnitor any excess of the indemnification payment theretofore made over the adjusted amount payable.

8.6 Exclusive Remedies. The indemnification, as provided in this Article VIII, shall be the exclusive remedy for any and all breaches of any representation, warranty, covenant or agreement contained in this Agreement.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement and transactions contemplated hereunder shall immediately terminate upon termination of the Joint Venture Agreement without further action by any party.

9.2 Effect of Termination; Procedure Upon Termination. In the event this Agreement is terminated prior to the Closing Date, each of the parties’ rights and obligations under this Agreement shall terminate, except for those rights and obligations set forth in Articles VIII and X, which shall survive any such termination; provided, however, that a termination of this Agreement shall not relieve any party from any liability for damages incurred as a result of a breach by such party of its representations, warranties, covenants agreements or other obligations hereunder occurring prior to such termination. Upon termination of this Agreement, each party will redeliver all documents, work papers, and other material of any other party relating to the transactions contemplated by this Agreement, whether obtained before or after the execution hereof, to the party furnishing the same.

ARTICLE X

GOVERNING LAW; CHOICE OF FORUM

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to its principles of conflicts of laws that would require application of the substantive laws of any other jurisdiction. Barton and Diblo irrevocably consent to the exclusive personal jurisdiction and venue of the courts of the State of New York or the federal courts of the United States of America, in each case sitting in New York County, in connection with any action or proceeding arising out of or relating to this Agreement. Barton and Diblo hereby irrevocably waive, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of such action or proceeding brought in such a court and any claim that any such action or proceeding brought in such court has been brought in an inconvenient forum. Barton and Diblo irrevocably consent to the service of process with respect to any such action or proceeding in the manner provided for the giving of notices under Section 11.1, provided, the foregoing shall not affect the right of either Barton or Diblo to serve process in any other manner permitted by law. Barton and Diblo hereby agree that a final judgment in any suit, action or proceeding shall be conclusive and may be enforced in any jurisdiction by suit on the judgment or in any manner provided by applicable law.

ARTICLE XI

MISCELLANEOUS

11.1 Notices. Any notice, claims, request, demands, or other communication required or permitted to be given hereunder shall be in writing and will be duly given if: (a) personally delivered, (b) sent by facsimile or (c) sent by Federal Express or other reputable overnight courier (for next business day delivery), shipping prepaid as follows:

If to Barton:	Barton Beers, Ltd.
One South Dearborn Street
Suite 1700
Chicago, IL 60603
Attention: General Counsel
Telephone: (312) 346-9200
Facsimile: (312) 346-7488

With a copy to:	Nixon Peabody LLP
1300 Clinton Square
Rochester, NY 14604
Attention: James A. Locke, III
Telephone: (585) 263-1000
Facsimile: (585) 263-1600

If to Diblo:	Diblo, S.A. de C.V.
Javier Barros Serra No. 555
Colonia Zedec
Santa Fe C.P. 11210
Delegacion Alvaro Obregon
Mexico, D.F.
Attention: General Counsel
Telephone: 52 (55) 2266-0000 ext. 6340
Facsimile: 52 (55) 2266-0000 ext. 6485

With a copy to:	Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019-7475
Attention: David Mercado
Telephone: (212) 474-1756
Facsimile: (212) 373-3700

If to the Company:
To each of Barton and Diblo at the addresses provided above.

or such other address or addresses or facsimile numbers as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above. Notices will be deemed given at the time of personal delivery, if sent by facsimile, when sent with electronic notification of delivery or other confirmation of delivery or receipt, or, if sent by Federal Express or other reputable overnight courier, on the day of delivery.

11.2 Counterparts and Facsimile Signatures. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts, taken together, shall constitute one and the same instrument. Signatures sent by facsimile shall constitute and be binding to the same extent as originals.

11.3 Assignment. This Agreement shall not be assignable (by operation of law or otherwise) by Barton or Diblo without the prior written consent of the other, except that either Barton or Diblo may assign this Agreement to any, direct or indirect, wholly-owned subsidiary of each, respectively, provided, however, Barton or Diblo, as the case may be, shall unconditionally and irrevocably at all times be liable for the payment and performance obligations hereunder of such subsidiary.

11.4 Entire Agreement. This Agreement and the Related Agreements and the various schedules and exhibits thereto embody all of the understandings and agreements of every kind and nature existing between the parties hereto with respect to the transactions contemplated hereby and supersede any and all other prior arrangements or understandings with respect thereto.

11.5 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application thereof to any Person or in any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, as far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of all its provisions to other Persons or circumstances shall not be affected by such invalidity or unenforceability.

11.6 Waiver; Amendment. Except as expressly provided in this Agreement, no amendment to or waiver of any provision of this Agreement shall be binding unless executed in writing by Barton and Diblo. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless expressly so provided. The failure by any Person to exercise any right under, or to object to any breach by the other party of, any term, provision or condition of this Agreement shall not constitute a waiver thereof and shall not preclude such party from thereafter exercising that or any other right, or from thereafter objecting to that or any prior or subsequent breach of the same or any other term, provision or condition of this Agreement. Any waiver or consent granted under this Agreement shall be a consent only to the transaction, act or agreement specifically referred to in the consent and not to other similar transactions, acts or agreements.

11.7 Parties in Interest; No Third Party Rights. Nothing in this Agreement, except as expressly provided in the indemnification provisions of Article VIII with respect to the Persons specified therein, shall give any other Person any legal or equitable right, remedy or claim under or with respect to this Agreement or the transactions contemplated hereby.

11.8 Relationship of Parties. The rights, duties, obligations and liabilities of each of the parties hereto shall be limited to those rights, duties, obligations and liabilities contemplated by this Agreement, the Joint Venture Agreement and the Related Agreements to which it is a party. Nothing in this Agreement, the Joint Venture Agreement or the Related Agreements or the various schedules and exhibits thereto shall be construed as creating any relationship among the parties hereto extending beyond the scope of this Agreement; only such relationships as are expressly contemplated by this Agreement, the Joint Venture Agreement or the Related Agreements shall be in effect.

11.9 Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that nothing contained in this Section 11.9 shall be construed to permit any attempted assignment or other transfer which would be prohibited or void pursuant to any other provision of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

BARTON BEERS, LTD., for itself and on behalf of a company to be formed,		DIBLO, S.A. DE C.V., for itself and on behalf of a company to be formed,

By:	/s/ Robert S. Sands	By:	/s/ Carlos Fernandez Gonzalez

Name:	Robert S. Sands	Name:	Carlos Fernandez Gonzalez

Title:	Vice President	Title:	CEO

The Registrant has omitted from this filing the Schedules listed below. The Registrant will furnish supplementally to the Securities and Exchange Commission a copy of such Schedules upon request.

Schedule 1.1A	Brands
Schedule 1.1B	Equipment
Schedule 1.1C	Contributed Contracts
Schedule 1.1D	Retained Assets
Schedule 2.8	Certain Distributions
Schedule 4.2	Material Authorizations
Schedule 4.4	Litigation
Schedule 4.7	Registered Assigned Intellectual Property
Schedule 4.10	Liens on Inventory
Schedule 4.12(a)	Restrictive Contracts
Schedule 4.12(b)	Consents
Schedule 6.1	Excluded Matters
Schedule 6.2	Employee Matters